CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust of our report dated June 29, 2021, relating to the financial statements and financial highlights, which appear in Invesco Financial Preferred ETF’s Annual Report on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 29, 2021